SECURITIES AND EXCHANGE COMMISSION


                          Washington, D.C.  20059



                                SCHEDULE 13G


                    Under the Securites Exchange Act of 1934


                              Amendment No. 18




NAME OF ISSUER:  Weis Markets, Inc.



TITLE OF CLASS OF SECURITIES:  Weis Markets, Inc. Common Stock



CUSIP NUMBER:  948849-104


Check the following box if a fee is being paid with this statement:  [   ]


















CUSIP NO.  948849-104

______________________________________________________________________________

(1)  Names of Reporting Persons       		ELLEN W. P. WASSERMAN
       SS or IRS Identification Nos.	  	SS####-##-####
       of Above Persons

______________________________________________________________________________

(2)  Check the Appropriate Box		          (a)_________________________________
       if a Member of a Group
       (See Instructions)	             			(b)___________X_____________________

______________________________________________________________________________

(3)  SEC Use Only

______________________________________________________________________________

(4)  Citzenship or Place 		                                  	United States
       of Organization
______________________________________________________________________________

Number of Shares		(5)  Sole Voting           	                  	3,704,424
Beneficially Owned		       Power
Owned by Each                  _______________________________________________
Reporting Person
With	          			(6)  Shared Voting		                               -0-
				                       Power
                                ________________________________________________

              				(7)  Sole Dispositive                         		3,704,424
				                       Power
                                 _______________________________________________

              				(8)  Shares Dispositive	                           -0-
				                       Power
                                 ______________________________________________

                  (9)  Aggregate Amount Beneficially			          	3,704,424
                       Owned by Each Reporting Person

                                 _______________________________________________

                 (10)  Check if the Aggregate Amount
                       in Row (9) Excludes Certain			 	              N/A
                       Shares (See Instructions)
                                 _______________________________________________

                 (11)  Percent of Class Represented			           	   8.8%
                       by Amount in Row (9)
                                 _______________________________________________

                 (12)  Type of Reporting Person			                	INDIVIDUAL
                       (See Instructions)

________________________________________________________________________________


                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549

                                     SCHEDULE 13G

                    (Under the Securities and Exchange Act of 1934)


Item 1(a)  Name of Issuer: 			Weis Markets, Inc.


Item 1(b)  Address of Issuer's Principal          	1000 South Second Street
           Executive Offices:                    		P.O. Box 471
					                                             	Sunbury, PA  17801-0471

Item 2(a)  Name of Person Filing:	                	ELLEN W. P. WASSERMAN


Item 2(b)  Address of Principal Business          	3416 Garrison Farms Road
	     Office, or if None, Residence:	              Pikesville, MD  21208


Item 2(c)  Citizenship:                         			United States


Item 2(d)  Title of Class of Securities:          	Weis Markets, Inc.
                                                   Common Stock


Item 2(e)  CUSIP Number:  			948849-104


Item 3 See Item 12 of cover page(s) ("Type of Reporting Person") for each reporting person.

       	     BK  =  Bank as defined in Section 3(a) (6) of the Act.

       	     IV   =  Insurance Company registered under Section
		                   8 of the Investment Company Act

       	     IA   =  Investment Advisor registered under Section
		                   203 of the Investment Advisers Act of 1940

       	     EP   =  Employee Benefit Plan, Pension Fund which
		                   is subject to the provisions of the Employee
		                   Retirement Income Security Act of 1974 or
		                   Endowment Fund; see Section 240.13-d(1)(b)
		                   (1)(ii)(F)

             HC   =  Parent Holding Company, in accordance with
		                   Section 240.13-d(1)(b)(1)(ii)(G)


Item 4  Ownership:

           	See Items 5 through 9 and 11 of cover page(s) as to each
	          	reporting person.



Item 5  Ownership of Five Percent or Less of a Class:	             	N/A



Item 6  Ownership of More than Five Percent on		                   	N/A
	       Behalf of Another Person:



Item 7  Identification and Classification of the	                 		N/A
	       Subsidiary Which Acquired the Security
       	Being Reported by the Parent Holding Company:



Item 8  Identification and Classification of Members		             	N/A
	       of the Group:



Item 9  Notice of Dissolution of Group:			                         	N/A



Item 10  Certification:

	By signing below I certify that, to the best of my knowledge and belief, the
	securities referred to above were acquired in the ordinary course of business
 and	were not acquired for the purpose of and do not have the effect of
 changing or	influencing the control of the issuer of such securities and
 were not acquired in	connection with or as a participant in any transation
 having such purposes or	effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:  February 5, 1997          						___________________________________
						                                           	Ellen W. P. Wasserman